Exhibit 3.1

Articles of Incorporation

(Pursuant to NRS Chapter 78)

Document Number: 20180026598-41

Filing Date and Time: 01/19/2018 7:12 AM

Entity Number: E0031952018-4

1.	Name of Corporation: Lux Amber, Corp.

2.	Resident agent for service of process:
Commercial Registered Agent: Business Filings Incorporated

3.	Authorized Stock:
Number of shares with par value: 75,000,000, par value $0.00110

4.	Names and address of the board of directors/trustees:
Yuliia Baranets Shaoyaoju Beili 207, 712 Beijing, CHN 100029

5.	Purpose: Any legal purpose

6.	Name, address and signature of incorporator:
Yuliia Baranets Shaoyaoju Beili 207, 712 Beijing, CHN 100029 /s/ Yuliaa Baranets

7.	Certificate of acceptance of appointment of resident agent:
I hereby accept appointment as resident agent for the above named corporation.

/s/ Business Filings Incorporated, 1/19/2018